Exhibit 10.1

Tenant: Ambiq Micro, Inc. Current Premises: River Place – Building 7, Suite 200 New Premises: Four Points Centre, Suite 2-200

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (“Amendment”) is made and entered into as of

4/7/2026 , by and among G&I VII RIVER PLACE LP, a Delaware limited partnership (“Current Landlord”), G&I VII FOUR POINTS LP, a Delaware limited partnership (“New Landlord”), and AMBIQ MICRO, INC., a Delaware corporation (“Tenant”).

A.
Current Landlord and Tenant are parties to a Lease (“Original Lease”) dated as of November 11, 2016, as amended by a First Amendment to Lease (“First Amendment”) dated as of September 6, 2019, a Second Amendment to Lease dated as of December 11, 2020, a Third Amendment to Lease dated as of November 29, 2022, and a Fourth Amendment to Lease (“Fourth Amendment”) dated as of April 30, 2025 (the Original Lease as so amended is referred to herein as the “Current Lease”), for the premises (“Current Premises”) deemed to contain 12,402 rentable square feet presently known as Suite 200 in the Building known as River Place, Building 7 located at 6500 River Place Boulevard, Austin, Texas. The Current Lease as amended by this Amendment is referred to herein as the “Lease”.
B.
Tenant desires to lease from New Landlord, and New Landlord desires to lease to Tenant, certain other premises in the building (“New Building”) known as Four Points Centre located at 11305 Four Points Drive, Austin, Texas, and situated on the land described on Exhibit A-1 attached hereto, presently known as Suite 2-200 and shown on the location plan attached hereto as Exhibit A-2, which the parties stipulate and agree consist of approximately 18,466 rentable square feet (“New Premises”).

C.
Current Landlord, New Landlord, and Tenant agree to amend the Current Lease to relocate the Premises from the Current Premises to the New Premises and extend the Term upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and intending to be legally bound, Current Landlord, New Landlord, and Tenant hereby agree as follows:

1.
Incorporation of Recitals; Definitions. The recitals set forth above are hereby incorporated herein by reference as if set forth in full in the body of this Amendment. Each capitalized term used but not otherwise defined in this Amendment shall have the meaning given to such term in the Current Lease.
2.
Assignment and Assumption of Current Lease. Current Landlord hereby assigns all of its right, title, and interest in and to the Current Lease to New Landlord from and after the New Premises Commencement Date (as defined in Section 3(a) below), and Current Landlord covenants and agrees to indemnify New Landlord from and against any and all liabilities, costs, and obligations that result from Current Landlord’s breach of any of the terms, conditions, or obligations under the Lease prior to the New Premises Commencement Date. New Landlord hereby assumes and agrees to perform all of the covenants, conditions, and obligations of Current Landlord set forth in the Lease from and after the New Premises Commencement Date, and to indemnify Current Landlord from and against any and all liabilities, costs, and obligations that result from New Landlord’s breach of any of the terms, conditions, or obligations under the Lease from and after the New Premises Commencement Date. “Landlord” means Current Landlord with respect to the Current Premises, and means New Landlord with respect to the New Premises.

3.
New Premises.

(a)
The Term for the New Premises commences on the date (“New Premises Commencement Date”) that is the earliest of: (i) the date on which Tenant first conducts any business in all or any portion of the New Premises; (ii) Substantial Completion (as defined in Exhibit C); or (iii) January

Exhibit 10.1

1, 2027; provided, however, if the New Premises Commencement Date is delayed due to a Landlord Delay (as defined in Exhibit C), then the January 1, 2027 will be shifted by an equivalent number of days. [NTD: The deleted language is not necessary. Landlord will deliver the New Premises to Tenant upon execution of this Amendment per Section 7 below.]

(b)
By the Confirmation of Lease Term substantially in the form of Exhibit B attached hereto (“COLT”), New Landlord will notify Tenant of the New Premises Commencement Date and all other matters stated therein. The COLT will be conclusive and binding on Tenant as to all matters set forth therein unless, within 10 days following delivery of the COLT to Tenant, Tenant contests any of the matters contained therein by notifying New Landlord in writing of Tenant’s objections.
(c)
Effective on the New Premises Commencement Date: (i) “Premises” means the New Premises; (ii) Tenant’s Share is stipulated to 9.60%; (iii) the rentable area of the Premises is deemed to be 18,466 square feet; (iv) the “Building” means the New Building; (v) the “Project” means the New Building, together with the parcel of land upon which the New Building is located, and all Common Areas; and (vi) the rentable area of the New Building is deemed to be approximately 192,396 square feet.

(d)
During the Term from and after the New Premises Commencement Date, and subject to availability, Landlord’s rules and regulations therefor, and applicable Laws, for so long as Landlord owns the Building Tenant’s employees who work in the Premises shall have the nonexclusive, first-come, first-served use of any fitness facilities available to tenants that may from time to time exist in the building known as Four Points Centre Building One (“Four Points 1”). Tenant’s liability insurance policies shall include the owner of Four Points 1 as an additional insured. There shall be no additional fee to Tenant for such use, except that any user of the fitness facility shall execute Landlord’s standard fitness center use agreement.

(e)
Section 5 of the Fourth Amendment (Expansion Option & Right of First Refusal for Building 1, Suite 300) is hereby deleted in its entirety.

4.
Current Premises. The Term for the Current Premises is hereby terminated on the date (“Current Premises Surrender Date”) that is 15 days after the New Premises Commencement Date. Tenant shall not pay any Rent for the Current Premises from the New Premises Commencement Date through the Current Premises Surrender Date. Notwithstanding anything to the contrary herein, starting on the New Premises Commencement Date through the Current Premises Surrender Date, the term “Premises” includes both the Current Premises and the New Premises for all purposes other than the payment of Rent. By no later than the Current Premises Surrender Date, Tenant must vacate and surrender the Current Premises to Current Landlord in the same manner and with the same effect as if that date had been originally fixed in the Current Lease as the expiration date therefor, except that Tenant shall have no obligation to remove any of its cabling (so long as mapped and tagged) or Alterations that are not Specialty Alterations. If Tenant fails to do so, an Event of Default will have occurred, Tenant will be deemed a tenant at sufferance with respect to the Current Premises, Landlord’s remedies will be as specified in the Current Lease and otherwise available at law and in equity, including under Section 18 of the Original Lease.

5.
Term. The Term is hereby extended through 11:59 p.m. on: (i) if the New Premises Commencement Date is the first day of a calendar month, the day immediately prior to the 91-month anniversary of the New Premises Commencement Date; or (ii) if the New Premises Commencement Date is not the first day of a calendar month, the last day of the calendar month containing the 91-month anniversary of the New Premises Commencement Date.
6.
Fixed Rent.
(a)
Effective on July 1, 2026, Tenant covenants and agrees to pay to Landlord, without notice, demand, setoff, deduction, or counterclaim, Fixed Rent with respect to the Current Premises during the Term as follows, payable in advance in the monthly installments set forth below and otherwise in accordance with the terms of the Lease:

Exhibit 10.1

Time Period	Annual Fixed Rent Per Rentable Square Foot of Current Premises	Annualized Fixed Rent	Monthly Fixed Rent
7/1/26 – day prior to New Premises Commencement Date	$25.75	$319,351.56	$26,612.63

(b)
Effective on the New Premises Commencement Date, Tenant covenants and agrees to pay to New Landlord, without notice, demand, setoff, deduction, or counterclaim, Fixed Rent with respect to the New Premises during the Term as follows, payable in advance in the monthly installments set forth below and otherwise in accordance with the terms of the Lease:

Time Period	Annual Fixed Rent Per Rentable Square Foot of New Premises	Annualized Fixed Rent	Monthly Fixed Rent
Fixed Rent Abatement Period	$0.00	$0.00	$0.00
New Premises Rent Period 1	$23.15	$427,487.88	$35,623.99
New Premises Rent Period 2	$23.84	$440,229.48	$36,685.79
New Premises Rent Period 3	$24.56	$453,525.00	$37,793.75
New Premises Rent Period 4	$25.30	$467,189.76	$38,932.48
New Premises Rent Period 5	$26.06	$481,224.00	$40,102.00
New Premises Rent Period 6	$26.84	$495,627.48	$41,302.29
New Premises Rent Period 7	$27.65	$510,584.88	$42,548.74
New Premises Rent Period 8	$28.48	$525,911.64	$43,825.97

“Fixed Rent Abatement Period” means the period that begins on the New Premises Commencement Date, and ends on the day immediately prior to the five-month anniversary of the New Premises Commencement Date. “New Premises Rent Period” means, with respect to New Premises Rent Period 1, the period that begins on the day after the end of the Fixed Rent Abatement Period, and ends on the last day of the calendar month preceding the month in which the first anniversary of the New Premises Commencement Date occurs; thereafter each succeeding New Premises Rent Period shall commence on the day following the end of the preceding New Premises Rent Period, and shall extend for 12 consecutive months, except that New Premises Rent Period 8 shall end on the last day of the Term as extended by Section 5 above. Nothing contained herein may be deemed to diminish or relieve Tenant of its obligation to pay in accordance with the terms of the Lease all sums owed by Tenant to Landlord during the Fixed Rent Abatement Period other than Fixed Rent with respect to the New Premises. Notwithstanding the foregoing, if at any time during the Term an Event of Default occurs, then the abatement of Fixed Rent provided above immediately becomes void, and the monthly Fixed Rent for the New Premises during the Fixed Rent Abatement Period equals

$35,623.99.

7.
Condition of Premises. Tenant acknowledges and agrees that neither Current Landlord nor New Landlord has any obligation under the Lease to make any improvements to or perform any work in the New Premises, or, except as set forth otherwise in Exhibit C attached hereto, provide any improvement allowance, and Tenant accepts the New Premises in their current “AS IS” condition. Neither Current Landlord, New Landlord, nor anyone acting on either’s behalf, has made any representation, warranty, estimation, or promise of any kind or nature whatsoever relating to the physical condition or suitability, including without limitation, the fitness for Tenant’s intended use, of the New Premises. Upon Tenant’s and Landlord’s execution of this Amendment, Landlord shall deliver possession of the New Premises to Tenant for Tenant’s completion of the Leasehold Improvements (as defined in and pursuant to Exhibit C). Effective on the date of such delivery of possession, for purposes of all insurance and indemnity provisions in the Lease, the term “Premises” shall refer to both the Current Premises and the New Premises.

8.
Security Deposit. “Security Deposit” means an amount equal to $52,889.70. Tenant must

Exhibit 10.1

deliver to New Landlord, together with its execution and delivery of this Amendment, a check payable to New Landlord in an amount equal to the difference between the Security Deposit held by Current Landlord on the date of this Amendment ($40,292.92) and the new Security Deposit amount, which difference is

$12,596.78. If on the New Premises Commencement Date the Security Deposit then held by Current Landlord is less than the amount held by Current Landlord on the date of this Amendment, Tenant shall pay to Current Landlord such difference within five days after notice thereof. Current Landlord shall transfer the Security Deposit to New Landlord after the New Premises Commencement Date, and Current Landlord shall thereupon be released from all liability for the return of such Security Deposit and Tenant shall look solely to New Landlord for the return of the Security Deposit.

9.
Extension Option. Section 5 of the First Amendment (Extension Option) shall be in full force and effect except that: (i) “Extension Term” means a period of 60 months beyond the end of the Term as extended by this Amendment; (ii) “Extension Deadline” means the date that is 12 months prior to the end of the Term as extended by this Amendment; (iii) the Extension Option is null and void if at any time Landlord elects, in its sole and absolute discretion, to redevelop, sell, or lease to a single tenant the New Building; and (iv) notwithstanding anything to the contrary in the Lease, Tenant shall have no right to extend the Term other than or beyond the one, 60-month Extension Term described in this paragraph.

10.
Termination Option.

(a)
Provided: (i) no Event of Default exists nor any condition that, with notice and/or the passage of time, would constitute an Event of Default; (ii) the Lease is in full force and effect; and (iii) Tenant is the originally named Tenant, Transferee or Permitted Transferee approved by Landlord pursuant to Lease Section 10 or any other provision of the Lease permitting a Transfer without consent, Tenant has the one-time right subject to the terms of this Section to terminate the Lease effective at 11:59 p.m. on the Termination Date, in accordance with and subject to each of the following terms and conditions (“Termination Option”). “Termination Date” means: (A) if the New Premises Commencement Date is the first day of a calendar month, the day immediately prior to the 65-month anniversary of the New Premises Commencement Date; or (B) if the New Premises Commencement Date is not the first day of a calendar month, the last day of the calendar month containing the 65-month anniversary of the New Premises Commencement Date. If Tenant desires to exercise the Termination Option, Tenant must give to Landlord irrevocable written notice of Tenant’s exercise of the Termination Option (“Termination Notice”), together with the Termination Payment (as defined below). The Termination Notice and the Termination Payment must be received by Landlord no later than the date that is 12 calendar months prior to the Termination Date, failing which the Termination Option is deemed waived (provided Landlord reserves the right to waive in writing the requirement that Tenant fully and/or timely pay the Termination Payment). “Termination Payment” means the sum of: (a) the unamortized (amortized on a straight-line basis with interest at 8% over 60 months) amount as of the Termination Date of the following in connection with this Amendment and any subsequent amendment to the Lease: (I) brokerage commissions and attorneys’ fees paid by Landlord; (II) rent concessions; and (III) any and all allowances to Tenant, including without limitation the Improvement Allowance (as defined in Exhibit C) actually paid by Landlord to Tenant; plus (b) three months’ Rent as of the Termination Date. Tenant’s payment of the Termination Payment is a condition precedent to the termination of the Lease on the Termination Date, and such obligation survives the Expiration Date. Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant. The Termination Payment is payable only by wire transfer or ACH. Time is of the essence with respect to the dates and deadlines set forth herein. Notwithstanding the foregoing, if at any time during the period on or after the date of the Termination Notice, up to and including the Termination Date, there is an Event of Default, then Landlord may elect, but is not obligated, by written notice to Tenant to cancel and declare null and void Tenant’s exercise of the Termination Option, in which case the Lease shall continue in full force and effect for the full Term unaffected by Tenant’s exercise of the Termination Option. As of the date Tenant delivers the Termination Notice, any and all unexercised rights or options of Tenant to extend the Term or expand the Premises (whether expansion options, rights of first refusal, rights of first offer, or otherwise), and any and all outstanding tenant improvement allowance not properly claimed by Tenant in accordance with the Lease shall immediately terminate and are automatically, without further action required by any party, null and void and of no force or effect. If Tenant timely and properly exercises the Termination Option in

Exhibit 10.1

accordance with this paragraph and Landlord has not negated the effectiveness of Tenant’s exercise of the Termination Option pursuant to the foregoing, the Lease and the Term shall come to an end on the Termination Date with the same force and effect as if the Term were fixed to expire on such date, the Expiration Date shall be the Termination Date, and the terms and provisions of Section 18 of the Original Lease shall apply.

(b) Within thirty (30) days after Tenant’s written request therefor and the full execution of this Amendment and any subsequent amendment that provides for brokerage commissions, attorneys’ fees, rent concessions, or tenant improvement allowances to be included in the calculation of the Termination Payment Landlord shall deliver to Tenant a written amortization schedule (the “Amortization Schedule”). Upon Tenant’s written request, made not more than once in any calendar year, Landlord shall provide an updated written statement showing the then-current unamortized balance of the amounts included in the Termination Payment as of a specified date. The Termination Payment shall be calculated strictly in accordance with the Amortization Schedule attached hereto as Exhibit D.

11.
Relocation. After July 1, 2026, if Landlord elects, in its sole and absolute discretion, to redevelop, sell, or lease to a single tenant the New Building, then Landlord, at its sole expense and with at least six months’ prior written notice to Tenant, may require Tenant to move from the New Premises to another single suite of substantially comparable size, quality, configuration and decor to the New Premises in the complex of buildings of which the New Building is a part. In the event of any such relocation, Landlord shall pay all reasonable expenses: (a) of preparing and decorating the relocation premises so that they will be substantially similar to or higher quality than the New Premises (including the lab space); (b) of moving Tenant’s furniture and equipment to the relocation premises (including Tenant’s data and communication wiring and cabling); and (c) reasonably incurred and documented by Tenant for notifying its clients of such relocation, obtaining new letterhead and business cards, and other incidental expenses related directly to Tenant’s relocation, provided the costs under this clause (iii) may not exceed $5,000.00. Tenant shall execute any reasonable amendment evidencing the terms of the relocation as Landlord may require in its reasonable discretion. Upon the effective date of the relocation: (i) the description of the Premises set forth in the Lease shall, without further act on the part of Landlord or Tenant, be deemed amended so that the relocation premises shall, for all purposes, be deemed the Premises hereunder, and all of the terms, covenants, conditions, provisions, and agreements of the Lease, including those agreements to pay Rent (at the same rate per rentable square foot), shall continue in full force and effect and shall apply to the relocation premises; and (ii) Tenant shall move into the relocation premises.

12.
Business Hours. Effective on the New Premises Commencement Date, Section 1(e) of the Original Lease is hereby amended by deleting “7:00 p.m.” and inserting “6:00 p.m.” in lieu thereof. Effective on the New Premises Commencement Date, Landlord’s current rate for HVAC service outside of Business Hours is $25.00 per hour, and Landlord’s current onsite security is provided Monday through Friday from 7:00 AM to 11:00 PM and Saturday/Sunday from 8:00 AM to 4:00 PM.

13.
Parking; Signs. Effective on the New Premises Commencement Date, Section 8(d) of the Original Lease is hereby amended by: (i) deleting “4.2” and inserting “4” in lieu thereof; and (ii) deleting “3” and inserting “8” in lieu thereof. For the avoidance of doubt, Section 8(b) and Section 8(c) of the Original Lease are hereby amended to indicate that Landlord will provide building standard signage for the building directory, monument and suite placard signage at the entry to the New Premises.
14.
Alterations. Effective on the New Premises Commencement Date, Section 9 of the Original Lease (Tenant’s Alterations) is hereby amended by deleting “$25,000.00” and inserting “$5.00 per rentable square foot of the Premises” in lieu thereof.

15.
Brokers. Landlord and Tenant each represents and warrants to the other that such representing party has had no dealings, negotiations, or consultations with respect to this Amendment with any broker or finder other than a Landlord affiliate, representing Landlord, and JLL (“Broker”), representing Tenant. Each party must indemnify, defend, and hold harmless the other from and against any and all liability, cost, and expense (including reasonable attorneys’ fees and court costs), arising out of or from or related to its misrepresentation or breach of warranty under this Section. Landlord must pay Broker

Exhibit 10.1

a commission in connection with this Amendment pursuant to the terms of a separate written agreement between Landlord and Broker. This Section will survive the expiration or earlier termination of the Term.
16.
Notices. Effective on the New Premises Commencement Date, the addresses for notices to each party under the Lease are set forth below:

Tenant: Ambiq Micro, Inc.

Attn: General Counsel

11305 Four Points Dr., Suite 2-200

Austin, TX 78726

Email: Legal@ambiq.com

Tenant’s billing contact:

Ambiq Micro, Inc.

Attn: Paula Floyd, Controller 11305 Four Points Dr., Suite 2-200

Austin, TX 78726

Email: paula.floyd@ambiq.com

Landlord: G&I VII Four Points LP

c/o Brandywine Realty Trust

Attn: Legal Notices/Legal Dept., RE: Building 816 Cira Centre

2929 Arch St., Suite 1800

Philadelphia, PA 19104

Phone: 610-325-5600

Email: Legal.Notices@bdnreit.com

17.
Effect of Amendment; Ratification. Landlord and Tenant hereby acknowledge and agree that, except as provided in this Amendment, the Current Lease has not been modified, amended, canceled, terminated, released, superseded, or otherwise rendered of no force or effect. The Current Lease is hereby ratified and confirmed by the parties hereto, and every provision, covenant, condition, obligation, right, term, and power contained in and under the Current Lease continues in full force and effect, affected by this Amendment only to the extent of the amendments and modifications set forth herein. In the event of any conflict between the terms and conditions of this Amendment and those of the Current Lease, the terms and conditions of this Amendment control. To the extent permitted by applicable law, Landlord and Tenant hereby waive trial by jury in any action, proceeding, or counterclaim brought by either against the other on any matter arising out of or in any way connected with the Lease, the relationship of Landlord and Tenant, or Tenant’s use or occupancy of the Building, any claim or injury or damage, or any emergency or other statutory remedy with respect thereto.

18.
Representations. Each of Current Landlord, New Landlord, and Tenant represents and warrants to the other that the individual executing this Amendment on such party’s behalf is authorized to do so.

19.
Counterparts; Electronic Transmittal. This Amendment may be executed in any number of counterparts, each of which when taken together will be deemed to be one and the same instrument. The parties acknowledge and agree that notwithstanding any law or presumption to the contrary, the exchange of copies of this Amendment and signature pages by electronic transmission will constitute effective execution and delivery of this Amendment for all purposes, and signatures of the parties hereto transmitted and/or produced electronically will be deemed to be their original signature for all purposes.

20.
OFAC. Each party hereto represents and warrants to the other that such party is not a party with whom the other is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Each party hereto is currently in

Exhibit 10.1

compliance with, and must at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. Each party hereto must defend, indemnify, and hold harmless the other from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) incurred by the other to the extent arising from or related to any breach of the foregoing certifications. The foregoing indemnity obligations will survive the expiration or earlier termination of the Lease.

[SIGNATURES ON FOLLOWING PAGE]

Exhibit 10.1

IN WITNESS WHEREOF, Current Landlord, New Landlord, and Tenant have duly executed this Amendment as of the date first-above written.

CURRENT LANDLORD:

G&I VII RIVER PLACE LP

By: G&I VII River Place GP LLC, its general partner

By: /s/ Bill Redd

Name: Bill Redd

Title: EVP & Senior Managing Director

Date: 4/7/2026

NEW LANDLORD:

G&I VII FOUR POINTS LP

By: G&I VII Four Points GP LLC, its general partner

By: /s/ Bill Redd

Name: Bill Redd

Title: EVP & Senior Managing Director

Date: 4/7/2026

TENANT:

AMBIQ MICRO, INC.

By: /s/ Fumihide Esaka

Name: Fumihide Esaka

Title: CEO

Date: 4/6/2026

Exhibit 10.1

EXHIBIT A-1

LEGAL DESCRIPTION OF FOUR POINTS CENTRE

TRACT 1:

Lot2, Blcok B, FOUR POINTS CENTRE P.U.D., a subdivision in Travis County, Texas, according to the map or plat thereof, recorded under Document No. 200200080 of the Official Public Records of Travis County, Texas.

TRACT 2:

Easement Estate for underground utilities and underground services for the benefit of property owners within Four Points Center P.U.D. created by that certain Declaration of Covenants, Restrictions and Easements for Four Points Centre dated March 3, 1998, recorded in Volume 13131, Page 3100 of the Real Property Records of Travis County, Texas, upon and across portions of each lot within twenty-five feet (25’) of the right-of-way boundaries of dedicated streets as shown by the Plat of FOUR POINTS CENTRE P.U.D., a subdivision in Travis County, Texas, according to the map or plat thereof recorded under Document No. 200200080 of the Official Public Records of Travis County, Texas.

TRACT 3:

Easement Estate for stormwater drainage for the benefit of TRACT 1, PARCEL 5,8,9 AND 10, created by that certain Declaration of Easements and Restrictive Covenants Regarding the Maintenance of a Regional Sotrmwater Detention Pond for Four Points Centre Planned Unit Development dated September 2, 2000, recorded under Document No. 2000164665, as further affected by instruments recorded under Document Nos. 2004023087 and 2004037148, all of the Official Public Records of Travis County, Texas, upon and across a portion of Lot 7, Block A, FOUR POINTS CENTRE P.U.D., a subdivision in Travis County, Texas, according to the map or plat thereof recorded under Document No. 200200080 of the Official Public Records of Travis County, Texas.

TRACT 4:

Parcel A:

Easement Estate for nonexclusive rights of ingress and egress for the benefit of TRACT 1, PARCEL 5, created by that certain Declaration of Easements and Restrictions dated January 19, 1998, recorded in Volume 13103, Page 161, as corrected by instrument recorded in Volume 13126, Page 536, and by that certain Common Driveway Easement and Landscaping Easement Agreement dated March 3, 1998, recorded in Volume 13131, Page 3172, all of the Real Property Records of Travis County, Texas, upon and across a portion of Lot 1, Block B, FOUR POINTS CENTRE P.U.D., LOTS 3 AND 3-A BLOCK A, AND LOTS 1 AND 1-A, BLCOK B, a subdivision in Travis County, Texas, according to the map or plat thereof recorded in Volume 100, Page 309 of the Plat Records of Travis County, Texas.

SPECIAL WARRANTY DEED - FOUR POINTS LEGAL DESCRIPTION

518996.05083/12400126v.1 .

A-1-1

Exhibit 10.1

EXHIBIT A-2

LOCATION PLAN OF NEW PREMISES (NOT TO SCALE)

A-2-1

Exhibit 10.1

FOUR POINTS CENTRE II

11305 Four Points Drive
Austin, TX 78726

brandywine REALTY TRUST
11501 Burnet Road, Suite 180
Austin, TX 78758
www.brandywinerealty.com

Shaded Area Not in Scope
Scope of Work

Ambiq - Suite 200 - 18,466 RSF

Scale: 1/32"=1'-0"

A-2-2

Exhibit 10.1

EXHIBIT B

CONF1RMATION OF LEASE TERM

THIS CONFIRMATION OF LEASE TERM ("COLT") is made as of between

("Landlord") and ("Tenant").

1.
Landlord and Tenant are parties to that certain lease dated ("Lease Document"), with respect to the premises described in the Lease Document, known as Suite consisting of approximately _ rentable square feet ("Premises"), located at
2.
All capitalized terms, if not defined in this COLT, have the meanings given such terms in the Lease Document.
3.
Tenant has accepted possession of the Premises in their "AS IS" "WHERE IS" condition and all improvements required to be made by Landlord per the Lease Document have been completed.

4.
The Lease Document provides for the commencement and expiration of the Term of the lease of the Premises, which Term commences and expires as follows:

a.
Commencement of the Term of the Premises:

b.
Expiration of the Term of the Premises:

5.
The required amount of the Security Deposit and/or Letter of Credit per the Lease Document is

$ - Tenant has delivered the Security Deposit and/or Letter of Credit per the Lease Document in the amount of$ _

6.
The Building Number is and the Lease Number is . This information must accompany every payment of Rent made by Tenant to Landlord per the Lease Document.

TENANT: LANDLORD:

By: By:

Name: Name:

Title: Title:

B-1

EXHIBIT C LEASEHOLD IMPROVEMENTS

This Exhibit C-Leasehold Improvements (“Exhibit”) is a part of the Amendment to which this Exhibit is attached. Capitalized terms not defined in this Exhibit shall have the meanings set forth for such terms in the Amendment.

1.
Definitions.

(a)
“Architect” means the licensed architect engaged by Tenant, subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed, to prepare the Architectural Plans.
(b)
“Architectural Plans” means 100% fully coordinated and complete, Permittable and accurate architectural working drawings and specifications for the Leasehold Improvements prepared by the Architect including all architectural dimensioned plans showing wall layouts, wall and door locations, power and telephone locations and reflected ceiling plans and further including elevations, details, specifications and schedules according to accepted AIA standards.
(c)
“Building Standard” means the quality and quantity of materials, finishes, ways and means, and workmanship specified from time to time by Landlord as being standard for leasehold improvements at the Building or for other areas at the Building, as applicable.
(d)
“CD’s” means the Architectural Plans together with the MEP Plans, copies of all permit applications required for the Leasehold Improvements, all related documents, and if applicable, the Structural Plans, as approved by Landlord pursuant to Section 2 below.
(e)
“Central Systems” means any Building system or component within the Building core servicing the tenants of the Building or Building operations generally (such as base building plumbing, electrical, heating, ventilation and air conditioning, fire protection and fire alert systems, elevators, structural systems, building maintenance systems or anything located within the core of the Building or central to the operation of the Building).

(f) “Construction Costs” means all costs in the permitting, demolition, construction, acquisition, and installation of the Leasehold Improvements, including, without limitation, contractor fees, overhead and profit, and the cost of all labor and materials supplied by Contractor, suppliers, independent contractors, and subcontractors arising in connection with the Leasehold Improvements.

(g)
“Construction Management Fee” means a fee in the amount of 1% of the sum of the Planning Costs and the Construction Costs.
(h)
“Contractor” means the general contractor engaged by Tenant in accordance with the terms of this Exhibit to complete the Leasehold Improvements, subject to Section 3(a).

(i) “Improvement Allowance” means an amount equal to the product of $45.00 multiplied by the rentable square footage of the New Premises, which product equals $830,970.00.

(j) “Improvement Costs” means the sum of: (i) the Planning Costs; (ii) the Construction Costs; and (iii) the Construction Management Fee.

(k)
"Leasehold Improvements" means the improvements, alterations, and other physical additions to be made or provided to, constructed, delivered or installed at, or otherwise acquired for, all of the New Premises in accordance with the CD’s, or otherwise approved in writing by Landlord or paid for in whole or in part from the Improvement Allowance. Any provision of this Exhibit to the contrary notwithstanding, the Leasehold Improvements shall not include Tenant’s Equipment or any of the associated permits therefor.

(l) “MEP Engineer” means Bay & Associates, which shall be engaged by Tenant to prepare the MEP Plans.

(m) “MEP Plans” means 100% fully coordinated and complete, Permittable and accurate mechanical, electrical, and plumbing plans, schedules and specifications for the Leasehold Improvements prepared by the MEP Engineer in accordance and in compliance with the requirements of applicable building, plumbing, and electrical codes and the requirements of any authority having jurisdiction over or with respect to such plans, schedules, and specifications, which are complete, accurate, consistent, and fully coordinated with and implement and carry out the Architectural Plans.

(n)
“Permittable” means that the applicable plan meets the requirements necessary to obtain a building permit from the city or county (as applicable) in which the Building is located.
(o)
“Planning Costs” means all actual, reasonable, documented, third-party costs incurred by Tenant and directly related to the design of the Leasehold Improvements including, without limitation, the reasonable professional fees of any engineers, consultants, architects, space planners, and other professionals preparing and/or reviewing the CD’s.
(p)
“Structural Engineer” means the engineer engaged by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, to prepare the Structural Plans.
(q)
“Structural Plans” means 100% fully coordinated and complete, Permittable, and accurate structural plans, schedules, and specifications, if any, for the Leasehold Improvements prepared by the Structural Engineer in accordance and in compliance with the requirements of any authority having jurisdiction over or with respect to such plans, schedules, and specifications, which are complete, accurate, consistent, and fully coordinated with and implement and carry out the Architectural Plans.

(r) “Substantial Completion” means the later of the date on which the Leasehold Improvements have been completed except for punch list items as determined by the Architect, and Tenant has obtained a certificate or inspection report permitting the lawful occupancy of the New Premises issued by the appropriate governmental authority.

(s)
“Tenant’s Equipment” means any telephone, telephone switching, data, and security cabling and systems, cabling, wiring, furniture, computers, servers, suite security, Tenant’s trade fixtures, and other personal property installed (or to be installed) by or on behalf of Tenant in the New Premises.

1.
CD’s.

(a)
Proposed CD’s; Landlord’s Approval. By no later than the earlier of: (i) 30 days after Tenant’s execution of the Amendment; and (ii) commencement of the Leasehold Improvements, time being of the essence, Tenant shall prepare and deliver to Landlord, in hard copy (two copies) and .pdf format, proposed CD’s (“Proposed CD’s”) for Landlord’s review, stamped for permit filing, together with any underlying detailed information Landlord may require in order to evaluate the Proposed CD’s. The design of the Leasehold Improvements must be consistent with sound architectural, engineering, and construction practices in first-class office buildings comparable in size and market to the Building. Within 10 business days after Landlord’s receipt of the Proposed CD’s, Landlord shall notify Tenant in writing as to whether Landlord approves or disapproves such Proposed CD’s, which approval shall not be unreasonably withheld, conditioned, or delayed. If Landlord fails to respond to a request for consent to Proposed CD’s within 10 business days after Landlord’s receipt of such request, Tenant may thereafter send to Landlord a second written notice requesting approval of the Proposed CD’s, which request must set forth in bold and 14-point capitalized type on the first page thereof the following statement: “SECOND REQUEST—LANDLORD HAS 5 BUSINESS DAYS TO RESPOND PURSUANT TO EXHIBIT C” (“Second CD Request”). If Landlord then fails to respond to the Second Alteration Request within five business days after receipt thereof (“Second CD Request Response Period”), there shall be deemed a “Landlord Delay”, provided Tenant shall otherwise have complied with all provisions of this Exhibit relating to such Proposed CD’s. Notwithstanding the foregoing, if Landlord notifies Tenant in writing within the Second CD Request Response Period that Landlord requires additional time to review the request, then the Second CD Request Response Period shall be extended by an additional five business days. If Landlord disapproves of the Proposed CD’s, or approves the Proposed CD’s subject to modifications, Landlord shall state in its written notice to Tenant the reasons therefor, and Tenant, upon receipt of such written notice, shall revise and within five business days thereafter resubmit the Proposed CD’s to Landlord for review and Landlord’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. All design, construction, and installation in connection with the Leasehold Improvements shall conform to the requirements of applicable building, plumbing, and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such Leasehold Improvements. All reasonable third-party costs incurred by Landlord in reviewing the Proposed CD’s shall be paid by Tenant to Landlord within 30 days after receipt by Tenant of a statement of such costs. Landlord’s approval of the CD’s is not a representation that: (I) such CD’s are in compliance with all applicable Laws; or (II) the CD’s or design is sufficient for the intended purposes. Tenant shall be responsible for all elements of the design of the Leasehold Improvements and the CD’s (including, without limitation, compliance with Laws, functionality of design, the structural integrity of the design, the configuration of the New Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of the Leasehold Improvements and the CD’s shall in no event relieve Tenant of the responsibility for such design, or create responsibility or liability on Landlord’s part for their completeness, design sufficiency, or compliance with Laws.
(b)
Permit Application. Landlord will reasonably assist (at no out-of-pocket cost to Landlord) in providing any environmental and asbestos reports as necessary to obtain construction permits. Tenant shall deliver any and all CD’s and all revisions thereto to Landlord and obtain Landlord’s approval of same prior to submitting any of such CD’s for permits. It shall be deemed reasonable for Landlord to deny consent to a requested revision to the CD’s if Landlord determines that Substantial Completion will be materially delayed. Tenant shall apply for and pay the cost of obtaining all permits and certificates for the Leasehold Improvements promptly after receiving Landlord’s approval of the CD’s. Tenant shall pay for any charges levied by inspecting agencies as such charges are levied in connection with the Leasehold Improvements.

(c)
Changes to CD’s. If there are any changes in the Leasehold Improvements or the CD’s from the work or improvements shown in the CD’s as approved by Landlord, each such change must receive the prior written approval of Landlord (not to be unreasonably withheld, conditioned, or delayed), and, in the event of any such approved change in the CD’s, Tenant shall, upon completion of the Leasehold Improvements, furnish Landlord with an accurate “as built” plan of the Leasehold Improvements as constructed (hard copy and AutoCAD), which plan shall be incorporated into this Exhibit by this reference for all intents and purposes.

(d)
Tenant’s and Landlord’s Representative. “Tenant’s Representative” means [ ], whose email address is [ ]. “Landlord’s Representative” means Bill Lindstrom, whose email address is william.lindstrom@bdnreit.com. Each party shall have the right to designate a substitute individual as Tenant’s Representative or Landlord’s Representative, as applicable, from time to time by written notice to the other. All correspondence and information to be delivered to Tenant with respect to this Exhibit shall be delivered to Tenant’s Representative, and all correspondence and information to be delivered to Landlord with respect to this Exhibit shall be delivered to Landlord’s Representative. Notwithstanding anything to the contrary in the Lease, communications between Landlord’s Representative and Tenant’s Representative in connection with this Exhibit may be given via electronic means such as email without copies.
3.
Completion of Leasehold Improvements.

(a)
Selection of Contractor. Tenant shall solicit bids for the Leasehold Improvements from not fewer than three (3) qualified general contractors, which shall include (i) one general contractor designated by Landlord and (ii) at least two (2) other general contractors reasonably approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed). Tenant shall select the general contractor submitting the lowest responsive and responsible bid; provided, however, that Landlord may object to Tenant’s selection only upon demonstrating, in reasonable detail, that such contractor is not qualified to perform the Leasehold Improvements or that such bid is materially deficient in scope, quality, or compliance with the CD’s. In such event, Tenant shall select the next lowest responsive and responsible bidder not subject to such objection. The Contractor shall contract for such work directly with Tenant, but shall perform such work in coordination with Landlord’s operation of the Building. Tenant shall provide

Landlord with a copy of the executed Construction Contract promptly after execution (but in any event prior to commencement of construction), and from time to time a list of all subcontractors Contractor will use in connection with the performance of the Leasehold Improvements as such subcontractors are selected to assist in the performance of the Leasehold Improvements. Tenant’s contractors and subcontractors shall work in harmony and shall not interfere with labor employed by Landlord, or its contractors or subcontractors or by any other tenant or their contractors. Landlord may not withdraw its consent to Tenant’s work except in the case of a material and continuing failure to comply with the foregoing, which remains uncured for a reasonable period after notice.

(b)
Construction in Accordance with CD’s; Schedule. Tenant shall cause the Leasehold Improvements to be performed by Contractor substantially in accordance with the approved CD’s (including without limitation any Landlord conditions on such approval), Laws, and Landlord’s rules and regulations for construction. Tenant shall diligently pursue completion of the Leasehold Improvements, which shall expressly include improving all of the New Premises. Tenant shall commence construction of the Leasehold Improvements within five days after receipt of the building permit, and shall use commercially reasonable efforts to complete the Leasehold Improvements within four months after receipt of the building permit. Prior to commencement of the Leasehold Improvements, Tenant shall provide Landlord with a schedule of the estimated dates and amounts for Tenant’s requests for disbursement from the Improvement Allowance pursuant to Section 4(f) below (“Draw Schedule”). If during completion of the Leasehold Improvements there are any material changes to the dates or amounts on the Draw Schedule, Tenant shall promptly notify Landlord with the specifics of the changes. Within three days after receipt of request therefor from time to time, Tenant shall provide Landlord with an accounting of all costs incurred by or on behalf of Tenant in connection with the Leasehold Improvements.

(c)
Tenant’s Equipment. Tenant shall be solely responsible for the ordering and time of ordering of Tenant’s Equipment. Tenant shall mark and tag all wiring and cabling installed by it or on its behalf upon installation.

(d)
Building Standards. Except to the extent that the CD’s expressly provide for the construction or installation of improvements, items, materials, fixtures, finishes, quantities, specifications, etc. that are non-Building Standard, Tenant will cause the Leasehold Improvements to be constructed or installed to Building Standards or better.

(e)
Fire-Life Safety; Central Systems.

(i)
Any Leasehold Improvements relating to the Building fire and life safety systems shall be performed by Landlord’s fire and life safety subcontractor, as a subcontractor of Contractor and at Tenant’s expense.
(ii)
Neither Tenant nor any of its agents or contractors shall alter, modify, or in any manner disturb any of the Central Systems.

(f)
Water Heaters. Tenant shall ensure that all water heaters serving the Premises have a working automatic water shut-off device with audible alarm and a leak pan underneath with the drain line run to a suitable floor drain.
4.
Costs.

(a)
Improvement Allowance.

(i)
Landlord shall provide the Improvement Allowance to Tenant in accordance with the terms of this Exhibit.

(ii)
The Improvement Allowance shall be applied solely towards payment of the Improvement Costs, but specifically excluding costs for Tenant’s Equipment, cabling, moving, utilities, and movable furniture, fixtures, or equipment that has no permanent connection to the structure of the Building. Notwithstanding the foregoing, if, after payment in full of the Improvement Costs, there are unused Improvement Allowance dollars and no uncured default, then by written notice to Landlord received no later than the one-year anniversary of the New Premises Commencement Date, Tenant may apply up to $92,330.00 of the Improvement Allowance towards the actual and reasonable, out-of-pocket, documented costs incurred by Tenant for preparing the space for occupancy, including without limitation Tenant’s Equipment and moving costs.
(iii)
If any portion of the Improvement Allowance remains undisbursed as of the one-year anniversary of the New Premises Commencement Date, the Improvement Allowance shall be deemed reduced by such undisbursed amount, and Landlord shall retain such undisbursed portion of the Improvement Allowance which shall be deemed waived by Tenant and shall not be paid to Tenant, credited against Rent, or applied to Tenant’s moving costs or prior lease obligations.

(b)
Tenant’s Payment Responsibility. Tenant shall be responsible for the full and timely payment of all Improvement Costs.

(c)
Construction Management Fee. Tenant shall pay the Construction Management Fee to Landlord as compensation for Landlord’s management services in protecting Landlord’s interest in the Building. Tenant shall pay the Construction Management Fee to Landlord within 30 days after Landlord sends an invoice therefor to Tenant; provided, however, at any time on or after the date Landlord approves the CD’s, Landlord shall have the right to deduct all or a portion of the Construction Management Fee from the Improvement Allowance.

(d)
Excess Costs. To the extent that the Improvement Costs exceed the Improvement Allowance, Tenant shall be solely responsible for payment of such excess amount.

(e)
Rent. If Tenant fails to make any payment when due under this Exhibit, such failure shall be deemed a failure to make a Rent payment under the Lease. Landlord shall have no obligation to make a disbursement from the Improvement Allowance if, at the time such disbursement is to be made, there exists an uncured default.

(f)
Disbursement of Improvement Allowance.

(i)
Subject to the terms of this Exhibit, Landlord shall disburse the Improvement Allowance to Tenant for reimbursement of the Improvement Costs (subject to Section 4(a) above) for work in place (but not for costs arising from an Event of Default or from any facts or circumstances that could become an Event of Default, such as legal fees or bonding costs arising in connection with a mechanic’s lien placed on the New Premises or Tenant’s interest therein). Landlord shall have the right (but not the obligation) to make Improvement Allowance disbursements to any third party for whom Tenant has requested in writing a disbursement or, following the occurrence of an Event of Default, directly to Contractor. If Landlord elects to make payments directly to a third party, the payment is contingent upon such third party not being a “related party” for purposes of 17CFR 229.404(a) (Item 404(a)) or under generally accepted accounting principles or under NYSE independence requirements (or other then-applicable exchange requirements), and if such third party is found to be a related party, the payments will be made directly to Tenant. If it is found that Landlord has made a payment to a third party that violates any of the foregoing requirements, then Tenant shall work cooperatively to unwind such payment, causing the third party to repay to Landlord the amount paid in error, and Landlord will then make such payment directly to Tenant.

(ii)
Except as set forth in (iii)(D) below with respect to final distribution of Retainage, Landlord shall be entitled to withhold from any requested disbursement for payment under the Construction Contract a retainage equal to 10% of the amount due under the Construction Contract

(“Retainage”). Landlord shall not withhold more than the Retainage; thus, to the extent the disbursement request already reflects a retainage from the amount requested by Contractor, Landlord shall not withhold more than the Retainage less such retained amount.
(iii)
Any provision of this Exhibit to the contrary notwithstanding, Tenant agrees that Landlord shall not be obligated to make a disbursement from the Improvement Allowance unless the following conditions have been satisfied or waived in writing by Landlord:

(A)
With respect to amounts payable under the Construction Contract or any other contract under which a mechanic’s or materialmen’s lien could arise (as reasonably determined by Landlord), Landlord shall have received from Tenant a request for payment, which request includes: (i) a copy of a certificate signed by the Architect certifying the then-percentage completion of the Leasehold Improvements, and approving payment of an amount at least equal to the amount set forth in Tenant’s request for payment; (ii) a submission by the Architect of AIA forms G-702 and G-703, or substantially similar forms (Landlord and Tenant agree that the retainage set forth in such forms is one and the same as the Retainage set forth above and that there will not be a separate or an additional retainage under such forms); (iii) proof of payment, such as canceled checks or proof of ACH from the bank; and (iv) releases of liens on Landlord’s form therefor from Contractor, Architect, and any other relevant contractor or subcontractor (including without limitation design professionals) for work for which Tenant requests a disbursement (collectively, “Lien Waivers”). Landlord shall not be obligated to disburse funds for materials stored offsite.

(B)
Landlord shall have inspected and approved the Leasehold Improvements performed for which disbursement has been requested, such approval not to be unreasonably withheld, conditioned or delayed.

(C)
Landlord shall have no obligation to make a disbursement from the Improvement Allowance to the extent that Landlord has received an intent to lien or there exists any unbonded lien against the Building or the New Premises or Tenant’s interest therein (including the cost to bond over the lien to the reasonable satisfaction of Landlord, plus Landlord’s reasonable attorneys’ fees) by reason of work done, or claimed to have been done, or materials supplied, or claimed to have been supplied, to or for Tenant for the New Premises, or if the conditions to advances of the Improvement Allowance are not satisfied. Landlord shall notify Tenant in writing of the reasons that Landlord disputes disbursing any portion of the Improvement Allowance. Landlord shall withhold only such amounts as Landlord disputes in good faith and only such amounts as Landlord deems reasonably necessary to protect Landlord’s interests. Landlord shall have no obligation to disburse any portion of the Improvement Allowance for the payment of any bond premiums required of Tenant under this Exhibit in connection with any liens filed or sought in connection with the Leasehold Improvements.
(D)
The Retainage shall be disbursed to Tenant 30 days after Substantial Completion of the Leasehold Improvements; provided, however, in no event shall the Retainage be disbursed to Tenant until such time as Tenant has complied with the requirements set forth in Section 5(a).
(E)
There shall exist no Event of Default and no condition which with notice and/or the passage of time would constitute an Event of Default.

(iv)
Provided Landlord has received a disbursement request from Tenant, together with the other items, certifications, Lien Waivers, etc. required under this Exhibit in connection with such disbursement on or before the 15th day of a month, Landlord shall make such disbursement no later than the last day of the following month. Landlord shall not be required to make more than one disbursement from the Improvement Allowance during any 30-day period.

(g)
Inspection of Leasehold Improvements. Landlord reserves the right to inspect and to be present during the performance of the Leasehold Improvements solely for the purpose of protecting Landlord’s interest in the Building, but Landlord will have no obligation to so inspect or be present and, if Landlord elects to so inspect, or to be present during the performance of all or any portion of the Leasehold Improvements, neither such inspection nor such presence shall give rise to any liability by Landlord to Tenant or to any other person or entity.
4.
Retainage; Deliverables; Rules for Leasehold Improvements.

(a)
Conditions to Disbursement of Retainage. Prior to Landlord’s disbursement of any portion of the Retainage, Tenant, at Tenant’s expense, shall furnish Landlord with:

(i)
evidence reasonably satisfactory to Landlord that the Leasehold Improvements have been paid for in full (other than any Leasehold Improvements to be paid for with the Retainage), that any and all liens therefor that have been or might be filed have been discharged of record (by payment, bond, order of a court of competent jurisdiction, or otherwise) or waived, and that no security interests relating to the Leasehold Improvements are outstanding and provide final Lien Waivers;
(ii)
a copy of the certifications and approvals with respect to the Leasehold Improvements that may be required from any governmental authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the New Premises;

(iii)
proof of the insurance required by the Lease;

(iv)
an affidavit from the Architect certifying that the Leasehold Improvements have been completed substantially in accordance with the CD’s;

(v)
the opportunity to inspect the New Premises so that Landlord can be reasonably satisfied that Substantial Completion occurred in accordance with the CD’s;

(vi)
one set of reproducible “as built” blueprints of the New Premises, together with a CAD disk (in AutoCAD format);
(vii)
an HVAC air balancing report reasonably satisfactory to Landlord;

(viii)
copies of all guaranties and/or warranties with respect to the Leasehold

Improvements; and

(ix)
copies of all O&M information, manuals, etc. with respect to the Leasehold Improvements.

(b)
Interference with Others. Tenant will make reasonable efforts not to materially obstruct or materially interfere with the rights of, or otherwise materially disturb or injure, other tenants of the Building during the performance of the Leasehold Improvements. Landlord shall provide Contractor with guaranteed access: Monday - Friday 7am–6pm and Saturday 8am–5pm, other than for delivery of materials (which must be done outside of Business Hours) (collectively “Standard Access Hours”). Tenant shall also be entitled to access the Premises outside the Standard Access Hours with 24-hours’ prior notice to Landlord. During construction of the Leasehold Improvements and prior to the New Premises Commencement Date, Landlord will provide the New Premises with utilities during Business Hours at no cost to Tenant. [NTD: There is no loading dock at the New Building. As for alterations to the New Premises, that is covered under Section 9 of the Original Lease.]
(c)
Rules and Regulations for Construction. Tenant shall cause Contractor and each of Contractor’s subcontractors to adhere to the rules and procedures set forth in Exhibit C-1 attached to the Original Lease.

(d)
Insurance. Tenant shall cause Contractor, at no cost to Landlord, to maintain and keep in full force and effect, the insurance required under Exhibit C-2 attached to the Fourth Amendment, with such companies, and in such form and amounts as Landlord may reasonably require. Tenant shall, at no cost to Landlord, maintain and keep in full force and effect, the insurance required of Tenant under the Lease and this Exhibit. Prior to commencement of construction of the Leasehold Improvements, Landlord shall be provided with copies of insurance certificates indicating coverages as required by Exhibit C-2 are in full force and effect, and a copy of the executed Construction Contract.

EXHIBIT D

Ambiq Fifth Amendment Termination Fee Calculation

TI ALLOWANCE:	$830,970.00
COMMISSIONS:	$298,536.00
RENT CONCESSIONS:	$178,119.95
TOTAL:	$1,307,625.95

		AMOUNT APPLIED	AMOUNT APPLIED
MONTH	PAYMENT	TOWARD INTEREST	TOWARD PRINCIPAL	BALANCE
0	0	0	0	$1,307,625.95
1	0	0	0	$1,307,625.95
2	0	0	0	$1,307,625.95
3	0	0	0	$1,307,625.95
4	0	0	0	$1,307,625.95
5	0	0	0	$1,307,625.95
6	$20,027.21	$8,717.51	$11,309.71	$1,296,316.24
7	$20,027.21	$8,642.11	$11,385.10	$1,284,931.14
8	$20,027.21	$8,566.21	$11,461.00	$1,273,470.14
9	$20,027.21	$8,489.80	$11,537.41	$1,261,932.72
10	$20,027.21	$8,412.88	$11,614.33	$1,250,318.40
11	$20,027.21	$8,335.46	$11,691.76	$1,238,626.64
12	$20,027.21	$8,257.51	$11,769.70	$1,226,856.94
13	$20,027.21	$8,179.05	$11,848.17	$1,215,008.77
14	$20,027.21	$8,100.06	$11,927.15	$1,203,081.62
15	$20,027.21	$8,020.54	$12,006.67	$1,191,074.95
16	$20,027.21	$7,940.50	$12,086.71	$1,178,988.24
17	$20,027.21	$7,859.92	$12,167.29	$1,166,820.95
18	$20,027.21	$7,778.81	$12,248.41	$1,154,572.54
19	$20,027.21	$7,697.15	$12,330.06	$1,142,242.48
20	$20,027.21	$7,614.95	$12,412.26	$1,129,830.22
21	$20,027.21	$7,532.20	$12,495.01	$1,117,335.21
22	$20,027.21	$7,448.90	$12,578.31	$1,104,756.90
23	$20,027.21	$7,365.05	$12,662.17	$1,092,094.73
24	$20,027.21	$7,280.63	$12,746.58	$1,079,348.15
25	$20,027.21	$7,195.65	$12,831.56	$1,066,516.59
26	$20,027.21	$7,110.11	$12,917.10	$1,053,599.49
27	$20,027.21	$7,024.00	$13,003.22	$1,040,596.27
28	$20,027.21	$6,937.31	$13,089.90	$1,027,506.37
29	$20,027.21	$6,850.04	$13,177.17	$1,014,329.20
30	$20,027.21	$6,762.19	$13,265.02	$1,001,064.18
31	$20,027.21	$6,673.76	$13,353.45	$987,710.73
32	$20,027.21	$6,584.74	$13,442.47	$974,268.26
33	$20,027.21	$6,495.12	$13,532.09	$960,736.17
34	$20,027.21	$6,404.91	$13,622.30	$947,113.86
35	$20,027.21	$6,314.09	$13,713.12	$933,400.74
36	$20,027.21	$6,222.67	$13,804.54	$919,596.20
37	$20,027.21	$6,130.64	$13,896.57	$905,699.63
38	$20,027.21	$6,038.00	$13,989.21	$891,710.42
39	$20,027.21	$5,944.74	$14,082.48	$877,627.94
40	$20,027.21	$5,850.85	$14,176.36	$863,451.58
41	$20,027.21	$5,756.34	$14,270.87	$849,180.71
42	$20,027.21	$5,661.20	$14,366.01	$834,814.71
43	$20,027.21	$5,565.43	$14,461.78	$820,352.92
44	$20,027.21	$5,469.02	$14,558.19	$805,794.73
45	$20,027.21	$5,371.96	$14,655.25	$791,139.48

46	$20,027.21	$5,274.26	$14,752.95	$776,386.54
47	$20,027.21	$5,175.91	$14,851.30	$761,535.23
48	$20,027.21	$5,076.90	$14,950.31	$746,584.92
49	$20,027.21	$4,977.23	$15,049.98	$731,534.94
50	$20,027.21	$4,876.90	$15,150.31	$716,384.63
51	$20,027.21	$4,775.90	$15,251.31	$701,133.32
52	$20,027.21	$4,674.22	$15,352.99	$685,780.33
53	$20,027.21	$4,571.87	$15,455.34	$670,324.98
54	$20,027.21	$4,468.83	$15,558.38	$654,766.60
55	$20,027.21	$4,365.11	$15,662.10	$639,104.50
56	$20,027.21	$4,260.70	$15,766.52	$623,337.99
57	$20,027.21	$4,155.59	$15,871.63	$607,466.36
58	$20,027.21	$4,049.78	$15,977.44	$591,488.92
59	$20,027.21	$3,943.26	$16,083.95	$575,404.97
60	$20,027.21	$3,836.03	$16,191.18	$559,213.79
61	$20,027.21	$3,728.09	$16,299.12	$542,914.67
62	$20,027.21	$3,619.43	$16,407.78	$526,506.89
63	$20,027.21	$3,510.05	$16,517.17	$509,989.72
64	$20,027.21	$3,399.93	$16,627.28	$493,362.44
65	$20,027.21	$3,289.08	$16,738.13	$476,624.31
66	$20,027.21	$3,177.50	$16,849.72	$459,774.60
67	$20,027.21	$3,065.16	$16,962.05	$442,812.55
68	$20,027.21	$2,952.08	$17,075.13	$425,737.42
69	$20,027.21	$2,838.25	$17,188.96	$408,548.46
70	$20,027.21	$2,723.66	$17,303.56	$391,244.90
71	$20,027.21	$2,608.30	$17,418.91	$373,825.99
72	$20,027.21	$2,492.17	$17,535.04	$356,290.95
73	$20,027.21	$2,375.27	$17,651.94	$338,639.01
74	$20,027.21	$2,257.59	$17,769.62	$320,869.39
75	$20,027.21	$2,139.13	$17,888.08	$302,981.31
76	$20,027.21	$2,019.88	$18,007.34	$284,973.97
77	$20,027.21	$1,899.83	$18,127.39	$266,846.59
78	$20,027.21	$1,778.98	$18,248.23	$248,598.35
79	$20,027.21	$1,657.32	$18,369.89	$230,228.46
80	$20,027.21	$1,534.86	$18,492.36	$211,736.11
81	$20,027.21	$1,411.57	$18,615.64	$193,120.47
82	$20,027.21	$1,287.47	$18,739.74	$174,380.73
83	$20,027.21	$1,162.54	$18,864.67	$155,516.05
84	$20,027.21	$1,036.77	$18,990.44	$136,525.61
85	$20,027.21	$910.17	$19,117.04	$117,408.57
86	$20,027.21	$782.72	$19,244.49	$98,164.08
87	$20,027.21	$654.43	$19,372.79	$78,791.30
88	$20,027.21	$525.28	$19,501.94	$59,289.36
89	$20,027.21	$395.26	$19,631.95	$39,657.41
90	$20,027.21	$264.38	$19,762.83	$19,894.58
91	$20,027.21	$132.63	$19,894.58	$0.00

			UNAMORTIZED COSTS:	$476,624.31
			THREE MONTHS' RENT:	$175,703.99
			TOTAL TERMINATION FEE:	$652,328.30